UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 4, 2006

Interpharm Holdings, Inc.

(Exact name of Registrant as specified in charter)

Delaware	0-22710	13-3673965
(State or other jurisdic-	(Commission	(IRS Employer
tion of incorporation)	File Number)	Identification No.)

75 Adams Avenue, Hauppauge, New York, 11788
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (631) 952-0214

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 4, 2006, Interpharm, Inc., a wholly owned subsidiary of Interpharm Holdings, Inc. (the “Company”), entered into a new agreement with Tris Pharma, Inc. (“Tris”) for the development and licensing of fourteen generic liquid pharmaceuticals (the “New Liquids Agreement”), which supersedes and cancels the Company’s previous agreement for liquid pharmaceuticals entered into on February 24, 2005.

Under the February 24, 2005 liquids agreement (the “Original Liquids Agreement”) Tris was to develop and deliver the properties, specifications and formulations necessary to effectuate a technology transfer (“Technical Packages”) to the Company for certain generic liquid pharmaceutical products. The Company was to use the Technical Packages to obtain all necessary approvals, and manufacture and market the products. Under the terms of the New Liquids Agreement, in addition to its other obligations, Tris will now undertake manufacturing of the liquid products and the Company will pay for all of the necessary raw materials and product components. The Company retains the right and obligation to market and commercialize the liquid products.

Under the terms of the Old Liquids Agreement, Tris was to receive approximately $3.0 million in development fees from the Company and was to receive a royalty of between 10% and 12% of net profits resulting from the sales of each product after an offset to recoup the development fees paid to Tris. Under the terms of the New Liquids Agreement, Tris is to receive $1 million in development fees and 40% of the net profits from the sales of the liquid products by Interpharm after an offset to recoup the development fees and other costs paid by the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPHARM HOLDINGS, INC.
October 10, 2006	By: /s/ George Aronson
George Aronson
Chief Financial Officer